Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294953

PROSPECTUS SUPPLEMENT

(To prospectus dated April 15, 2026 and

prospectus supplement dated April 15, 2026)

DIGI POWER X INC.

Up to $175,000,000 of

Subordinate Voting Shares

This prospectus supplement supplements certain information contained in the prospectus supplement (the “First ATM Prospectus Supplement”) and its accompanying prospectus, each dated April 15, 2026 (the “Base Prospectus” and together with the First ATM Prospectus Supplement, this prospectus supplement, and the information incorporated by reference herein and therein, the “ATM Prospectus”), relating to the offer and sale of our subordinate voting shares, no par value (the “SV Shares”), through A.G.P./Alliance Global Partners (“A.G.P.”), as sales agent, in transactions that are deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the Amended and Restated Sales Agreement by and between us and A.G.P., dated April 9, 2026 (as amended, the “ATM Agreement”).

You should carefully read the entire ATM Prospectus, including this prospectus supplement, and all filings previously filed by us, and to be filed by us after the date hereof, with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference, before investing in our SV Shares.

We are filing this prospectus supplement to the ATM Prospectus to increase the maximum amount of SV Shares that we are eligible to sell pursuant to the ATM Agreement. Under the ATM prospectus, as supplemented by this prospectus supplement, we may offer and sell up to a total of $175,000,000 of SV Shares pursuant to the ATM Agreement, which includes the $75,000,000 of SV Shares covered by the First ATM Prospectus Supplement (of which $72,363,650 have been sold prior to the date of this prospectus supplement).

A.G.P. will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold pursuant to the terms of the ATM Agreement. See “Plan of Distribution” beginning on page S-9 of the First ATM Prospectus Supplement for additional information regarding the compensation to be paid to A.G.P. In connection with the sale of our SV Shares on our behalf, A.G.P. will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the A.G.P. will be deemed to be underwriting commissions or discounts. We also have agreed to provide indemnification and contribution to A.G.P. with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

The SV Shares are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DGXX” and on Cboe Canada (“Cboe”) under the symbol “DGX.” The last sale price of the SV Shares on May 7, 2026, the last trading day immediately prior to the filing of this prospectus supplement, was $6.19 per share on Nasdaq and C$8.39 per share on Cboe.

Investing in our SV Shares is speculative and subject to significant risks. You should carefully consider the information set forth under the sections entitled “Risk Factors” in the ATM Prospectus and the documents incorporated by reference therein before investing in our SV Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sole Sales Agent

A.G.P.

The date of this prospectus supplement is May 8, 2026.